Exhibit 5.13

COLE, SCOTT & KISSANE BUILDING
9150 SOUTH DADELAND BOULEVARD, SUITE 1400
P.O. BOX 569015
MIAMI, FLORIDA 33256

TELEPHONE (305) 350-5300
FACSIMILE (305) 373-2294
WEBSITE www.csklegal.com
MIAMI - WEST PALM BEACH - TAMPA - KEY WEST - FT. LAUDERDALE WEST - NAPLES – JACKSONVILLE – ORLANDO – PENSACOLA – BONITA SPRINGS – FT. LAUDERDALE EAST	DIRECT LINE (305) 350-5344 OF COUNSEL EMAIL paul.lester@csklegal.com

April 17, 2015

DaVita HealthCare Partners Inc.

2000 16th Street

Denver, Colorado 80202

Re:	$1,500,000,000 5.000% Senior Notes due 2025

Ladies and Gentlemen:

We refer to the issuance by DaVita Inc., a Delaware corporation (“DaVita”), of $1,500,000,000 of 5.000% Senior Notes due 2025 (the “Notes”) under an indenture dated as of April 17, 2015 (the “Indenture”), among DaVita, the subsidiary guarantors named therein, including DVA Laboratory Services, Inc. f/k/a Gambro Healthcare Laboratories, Inc., Flamingo Park Kidney Center, Inc., Total Renal Laboratories, Inc., Total Acute Kidney Care, Healthcare Partners South Florida, LLC, and JSA Care Partners, LLC, each as hereinafter defined as a Subsidiary of DaVita, and together with the other above referenced subsidiary guarantors, the “Guarantors” set forth on Exhibit A hereto and collectively, the “Subsidiaries”, and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and the issuance by the Guarantors of the related guarantees of the Notes (the “Guarantees”).

This opinion letter is being delivered only as of the date hereof and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions expressed below, we have examined and relied upon a copy of the form of Note, the form of the notation of Guarantee and the Indenture. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed (a) that the Indenture and the Guarantees (the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Subsidiaries; (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Subsidiaries, enforceable against each of them in accordance with their respective terms; and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, or (ii) violations of statutes, rules and regulations or court or to our knowledge governmental orders.

April 17, 2015

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. Each Subsidiary is a corporation or a limited liability company validly existing and in good standing under the laws of Florida.

2. Each Subsidiary has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

3. The Indenture has been duly authorized, executed and delivered by each Subsidiary, and the Guarantee executed by such Subsidiary has been duly authorized, executed and delivered by such Subsidiary.

This letter is limited to the federal laws of the United States of America and the laws of the State of Florida. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws or as to any judgment, lien or security interest filing of record.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (a) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (b) such Instrument has been duly authorized, executed and delivered by each party thereto, and (c) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that we make no such assumption insofar as any of the foregoing matters relate to the Subsidiaries as expressly covered by our opinion set forth in paragraphs 1 and 3 above.

We hereby consent to the filing of this opinion letter as an exhibit to DaVita’s Current Report on Form 8-K dated April 17, 2015 and to all references to our included in or made a part of DaVita’s Registration Statement on Form S-3 under the Act, filed with the Securities and Exchange Commission on April 14, 2015 (File No. 333-203394). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Cole Scott & Kissane, P.A.
Cole, Scott & Kissane, P.A.

COLE, SCOTT & KISSANE, P.A.

COLE, SCOTT & KISSANE BUILDING - 9150 SOUTH DADELAND BOULEVARD - SUITE 1400 - P.O. BOX 569015 -

MIAMI, FLORIDA 33256 - (305) 350-5300 - (305) 373-2294 FAX

April 17, 2015

Exhibit A

Subsidiaries

Guarantor Entity	State of Incorporation or Formation

DVA Laboratory Services, Inc. f/k/a Gambro Healthcare Laboratories, Inc.	Florida
Flamingo Park Kidney Center, Inc.	Florida
Total Renal Laboratories, Inc.	Florida
Total Acute Kidney Care, Inc.	Florida
Healthcare Partners South Florida, LLC	Florida
JSA Care Partners, LLC	Florida

COLE, SCOTT & KISSANE, P.A.

COLE, SCOTT & KISSANE BUILDING - 9150 SOUTH DADELAND BOULEVARD - SUITE 1400 - P.O. BOX 569015 -

MIAMI, FLORIDA 33256 - (305) 350-5300 - (305) 373-2294 FAX